Exhibit 99.1

[LOGO]RPC
FOR IMMEDIATE RELEASE

            RPC, Inc. Reports 2005 Fourth Quarter and Annual Results
            --------------------------------------------------------

      o     Revenues for the Fourth Quarter were $117.6 million, an increase of
            37.3 Percent over Prior Year

      o Including a $0.05 per share Income Tax Credit, Diluted EPS for the Fourth Quarter Increased to $0.33

ATLANTA, February 15, 2006 -- RPC, Incorporated (NYSE: RES) announced its unaudited results for the fourth quarter and twelve months ended December 31, 2005. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended December 31, 2005, revenues increased 37.3 percent to $117,567,000 compared to $85,643,000 last year. Operating profit for the quarter was $27,350,000 compared to $15,474,000 in the prior year. Operating profit in the fourth quarter of 2004 included a net gain on disposition of assets of $3,307,000, or $0.03 per diluted share. Net income was $21,540,000, or $0.33 diluted earnings per share, compared to $11,261,000 or $0.17 diluted earnings per share last year. Net income for the fourth quarter of 2005 included an income tax credit of $0.05 per diluted share.

For the twelve months ended December 31, 2005, revenues increased 25.9 percent to $427,643,000, compared to $339,792,000 last year. Operating profit for the twelve months ending December 31, 2005 was $97,713,000 compared to $51,340,000 last year. The gain on disposition of assets, net was $12,169,000, compared to $5,551,000 last year. This increase was due primarily to a net gain on disposition of assets of $10,718,000, or $0.10 per diluted share, relating to the sale during the third quarter of 2005 of the operating assets of RPC's hammer, casing, laydown and casing torque-turn services. The gain on disposition of assets in 2004 was due primarily to the gain on the sale of RPC's domestic liftboat fleet, which occurred during the fourth quarter of that year. Net income was $66,484,000 or $1.01 diluted earnings per share, an increase from $34,773,000, or $0.53 diluted earnings per share last year.

Cost of services rendered and goods sold during the fourth quarter of 2005 was $59,911,000, or 51.0 percent of revenues, compared to $47,130,000, or 55.0 percent of revenues, in the prior year. The increase in these costs was due to the variable nature of many of these expenses, including materials and supplies, employment costs, and maintenance and repair expenses. As a percentage of revenues, however, these costs decreased because of improved pricing and higher equipment and personnel utilization. In addition, insurance expense was lower during the fourth quarter of 2005 than in the prior year. Selling, general and administrative expenses increased by 12.6 percent in the fourth quarter of 2005 to $19,884,000 from $17,658,000 in the prior year, due to higher salary and wage expenses and bad debt expense consistent with higher activity levels. These costs decreased as a percentage of revenues to 16.9 percent in 2005 compared to
20.6 percent last year because of our success in leveraging these costs over higher revenues. Depreciation and amortization were $10,379,000 during the quarter, 18.8 percent higher than last year, due to increased capital expenditures made during 2005.

Net income for the quarter compared to the prior year increased due to higher revenues, higher gain on disposition of assets, and a lower effective tax rate, partially offset by the higher costs of services rendered and good sold and higher selling, general and administrative expenses. The effective tax rate during the quarter was 23.9 percent compared to 34.8 percent in the prior year. The decrease in the effective tax rate was primarily due to receipt of tax refunds related

Page 2
4th Quarter and Annual 2005 Press Release

to successful resolution of certain tax matters during the fourth quarter of 2005, which had a positive impact of $0.05 diluted earnings per share.

"RPC's fourth quarter results reflect continued high activity levels, an increase in pricing, and growth in our capacity," stated Richard A. Hubbell, RPC's President and Chief Executive Officer. "The average domestic rig count during the fourth quarter was 1,478, 18 percent higher than the same period in 2004. Our domestic revenues grew at a higher rate than the rig count because of a price increase during the third quarter and continued investment in operating capacity. In addition, our international business grew in the fourth quarter of 2005 compared to the prior year, principally due to increases in West Africa, South America, and the Middle East.

Hubbell continued, "We have invested over $17 million in capital expenditures during the quarter, compared to approximately $13 million in the fourth quarter of last year. We have increased our capital expenditures in order to take advantage of the favorable operating environment. The majority of these capital expenditures have been used to grow our largest service lines. This was an exceptional year for RPC, marked by a strong domestic market and a continued focus on areas in which we have already had proven success.

"RPC experienced a strong year in 2005, especially in the fourth quarter. In a continued favorable environment, we plan to continue to focus on our largest service lines in 2006, increasing our capacity in the domestic market while continuing to expand our opportunities in the international markets. Assuming that the environment for our services continues to remain strong, we plan to increase the level of our capital expenditures for new equipment in 2006. The industry environment continues to look promising, but we will remain aware of the volatility in this industry and be prepared to take necessary action in response to changing conditions."

Summary of Segment Operating Performance

RPC's business segments are Technical Services and Support Services.

Technical Services includes RPC's oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer's well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services include pressure pumping, snubbing, coiled tubing, nitrogen, wireline, well control, downhole tools, surface production equipment, and fishing tool operations.

Support Services includes RPC's oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Both Technical Services and Support Services experienced stronger results during the fourth quarter of 2005 due to the increased drilling rig count and related customer activity. Technical Services revenues rose 44.0 percent for the quarter compared to the prior year, driven by pricing increases, additional capacity, and higher activity levels in all of its service lines. This increase was partially offset by the elimination of revenues from the sale during the third quarter of 2005 of the operating assets of the hammer, casing, laydown and casing torque-turn services, which were included in this segment. Support Services revenues rose by 8.2 percent during the quarter compared to the prior year. This increase was driven by increased capacity in the rental tool division, which is the largest service line within Support Services. The growth in this segment compared to the prior year was lower than in Technical Services and lower than the

Page 3
4th Quarter and Annual 2005 Press Release

increase in the rig count, however, due to this segment's exposure to the Gulf of Mexico, where activity has been weak since the hurricanes in the third quarter of 2005.

For the 12 months ending December 31, 2005, Technical Services' operating profit included a $10,718,000 pre-tax gain on disposition of assets from the sale of the operating assets of the hammer, casing, laydown and casing torque-turn services. For the 12 months ended December 31, 2004, Support Services' operating profit included a $3,307,000 pre-tax gain on disposition of assets of the domestic liftboat fleet.

                                     Three Months             Twelve Months
                                  Ended December 31         Ended December 31
                                 ----------------------------------------------
                                   2005        2004         2005         2004
                                 ----------------------------------------------
                                                 (in thousands)
REVENUES
  Technical Services             $100,176     $69,547     $ 36,139     $279,070
  Support services                 17,391      16,069       64,487       56,917
  Other                                 0          27           17        3,805
------------------------------   --------     -------     --------     --------
Total revenues                    117,567      85,643      427,643      339,792
------------------------------   --------     -------     --------     --------
Operating profit (loss)
  Technical Services             $ 27,019     $11,321     $ 84,048     $ 47,027
  Support services                  3,253       3,658       11,990        8,287
  Other                                27        (172)        (273)        (975)
  Corporate expenses               (2,906)     (2,689)     (10,221)      (8,550)
  (Loss) gain on disposition
    of assets, net                    (43)      3,356       12,169        5,551
------------------------------   --------     -------     --------     --------
Total operating profit           $ 27,350     $15,474     $ 97,713     $ 51,340
------------------------------   --------     -------     --------     --------
Interest income (expense), net        649           7          950          (68)
Other income, net                     295       1,802        2,077        1,931
------------------------------   --------     -------     --------     --------
Income before income taxes       $ 28,294     $17,283     $100,740     $ 53,203
==============================   ========     =======     ========     ========

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC's investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding RPC's expected activity and performance in the future, such as the planned level of capital expenditures for new equipment in 2006, and efforts to expand international operations. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include the possibility of declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity, adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico, competition in the oil and gas industry, and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004, its Form 10-Q for the quarter ending September 30, 2005, and its other SEC filings.

For information about RPC, Inc., please contact:

Page 4
4th Quarter and Annual 2005 Press Release

BEN M. PALMER
Chief Financial Officer
404.321.2140
irdept@rpc.net

JIM LANDERS
Corporate Finance
404.321.2162
jlanders@rpc.net

Page 5
4th Quarter and Annual 2005 Press Release

RPC INCORPORATED AND SUBSIDIARIES
-------------------------------------------------------------------------------  -------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS  (In thousands except per share data)
-------------------------------------------------------------------------------  -------------------------------
Periods ended December 31, (Unaudited)              Fourth Quarter                   Twelve Months
-------------------------------------------------------------------------------  -------------------------------
                                                                      % BETTER                          % BETTER
                                                  2005        2004     (WORSE)     2005         2004     (WORSE)
-------------------------------------------------------------------------------  -------------------------------
REVENUES                                       $ 117,567    $  85,643    37.3%   $ 427,643   $ 339,792     25.9%
COSTS AND EXPENSES:
Cost of services rendered and goods sold          59,911       47,130   (27.1)     227,492     193,659    (17.5)
Selling, general and administrative expenses      19,884       17,658   (12.6)      75,478      65,871    (14.6)
Depreciation and amortization                     10,379        8,737   (18.8)      39,129      34,473    (13.5)
(Loss) gain on disposition of assets, net            (43)       3,356     N/M       12,169       5,551      N/M
-------------------------------------------------------------------------------  -------------------------------
Operating profit                                  27,350       15,474    76.7       97,713      51,340     90.3
Interest income (expense), net                       649            7     N/M          950         (68)      NM
Other income, net                                    295        1,802   (83.6)       2,077       1,931      7.6
-------------------------------------------------------------------------------  -------------------------------
Income before income taxes                        28,294       17,283    63.7      100,740      53,203     89.4
Income tax provision                                6754        6,022   (12.2)       34256      18,430    (85.9)
-------------------------------------------------------------------------------  -------------------------------
NET INCOME                                     $  21,540    $  11,261    91.3%   $  66,484   $  34,773     91.2%
===============================================================================  ===============================

EARNINGS PER SHARE
   Basic                                       $    0.34    $    0.18    88.9%   $    1.05   $    0.55     90.9%
                                               ===============================   ===============================
   Diluted                                     $    0.33    $    0.17    94.1%   $    1.01   $    0.53     90.6%
                                               ===============================   ===============================

AVERAGE SHARES OUTSTANDING
     Basic                                        63,162       63,790               63,368      63,696
                                                 ====================              ====================
     Diluted                                      65,658       65,769               65,673      65,144
                                                 ====================              ====================

Page 6
4th Quarter and Annual 2005 Press Release

RPC INCORPORATED AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE  SHEETS
--------------------------------------------------------------------------------
At December 31, (Unaudited)                                   (In thousands)
--------------------------------------------------------------------------------
                                                           2,005        2,004
--------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                $  12,809    $  29,636
Accounts receivable, net                                   107,428       75,793
Inventories                                                 13,298       10,587
Deferred income taxes                                        5,304        6,144
Prepaid expenses and other current assets                    4,004        3,638
--------------------------------------------------------------------------------
  Total current assets                                     142,843      125,798
--------------------------------------------------------------------------------
Property, plant and equipment, net                         141,218      114,222
Goodwill and other intangibles, net                         24,114       20,183
Other assets                                                 3,610        2,739
--------------------------------------------------------------------------------
  Total assets                                           $ 311,785    $ 262,942
================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                         $  30,437    $  23,389
Accrued payroll and related expenses                        11,903       10,842
Accrued insurance expenses                                   3,695        3,875
Accrued state, local and other taxes                         2,585        2,183
Income taxes payable                                           791          113
Current portion of long-term debt                               --        2,700
Other accrued expenses                                         544        5,187
--------------------------------------------------------------------------------
  Total current liabilities                                 49,955       48,289
--------------------------------------------------------------------------------
Accrued insurance expenses                                   6,168        6,451
Long-term debt                                                  --        2,100
Pension liabilities                                         13,614       11,379
Deferred income taxes                                        8,758       11,945
Other long-term liabilities                                    789        1,355
--------------------------------------------------------------------------------
  Total liabilities                                         79,284       81,519
--------------------------------------------------------------------------------
Common stock                                                 6,445        6,482
Capital in excess of par value                              19,235       25,165
Retained earnings                                          219,907      160,189
Deferred compensation                                       (5,391)      (3,527)
Accumulated other comprehensive loss                        (7,695)      (6,886)
--------------------------------------------------------------------------------
  Total stockholders' equity                               232,501      181,423
--------------------------------------------------------------------------------
  Total liabilities and stockholders' equity             $ 311,785    $ 262,942
================================================================================

Page 7
4th Quarter and Annual 2005 Press Release

RPC INCORPORATED AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
Twelve months ended December 31, (Unaudited)                   (In thousands)
--------------------------------------------------------------------------------
                                                             2005        2,004
--------------------------------------------------------------------------------
Operating Activities:
   Net income                                              $ 66,484    $ 34,773
   Depreciation, amortization and other non-cash charges     40,390      35,054
   Other net changes in operating activities                (40,512)    (19,453)
--------------------------------------------------------------------------------
        Net cash provided by operating activities            66,362      50,374
--------------------------------------------------------------------------------

Investing Activities:
  Capital expenditures                                      (72,808)    (49,869)
  Other investing activities                                 10,393      12,654
--------------------------------------------------------------------------------
       Net cash used for investing activities               (62,415)    (37,215)

Financing Activities:
  Payment of dividends                                       (6,766)     (3,408)
  Payments on debt                                           (4,800)     (1,110)
  Cash paid for common stock purchased and retired          (10,268)     (1,728)
--------------------------------------------------------------------------------
  Proceeds from exercise of stock options                     1,060         421
--------------------------------------------------------------------------------
       Net cash used for financing activities               (20,774)     (5,825)

Net (decrease) increase in cash and cash equivalents        (16,827)      7,334
Cash and cash equivalents at beginning of period             29,636      22,302
--------------------------------------------------------------------------------
Cash and cash equivalents at end of period                 $ 12,809    $ 29,636
================================================================================